Exhibit 99.1

GAIN PUBLIC RELATIONS CONTACTS:
In EMEA:	In North America:
Sorrel Beynon / Laura Crooks	Christa Conte / Savannah Tikotsky
Edelman	Feintuch Communications
gain@edelman.com	gain@feintuchpr.com
+44 (0) 20 3047 2368/+44 (0) 20 3047 2366	+1 212 808 4902/+1 212 808 4903

GAIN INVESTOR RELATIONS CONTACT:
Henry Lyons
GAIN Capitalhlyons@gaincapital.com
+1 908 212 3980

FINAL

GAIN Capital to Acquire Deutsche Bank’s

dbFX Retail Foreign Exchange Trading Business

NEW YORK and LONDON, April 21, 2011 – GAIN Capital Holdings, Inc. (NYSE: GCAP), a global provider of online trading services, has reached an agreement with Deutsche Bank AG to acquire dbFX, Deutsche Bank’s retail foreign exchange trading business. The agreement also provides for the referral of retail forex clients from Deutsche Bank to GAIN Capital over the two-year period following the closing of the transaction.

Under the acquisition agreement GAIN Capital will make certain payments to Deutsche Bank based on contract volume generated by transferring customers, subject to a specified minimum payment. The transaction is subject to customary regulatory approvals and other closing conditions.

Since dbFX was launched in 2006, volumes on the platform have grown every year culminating with full year 2010 volumes being 56 percent higher than full year 2009 volumes.

“We’re pleased to be able to offer our services to Deutsche Bank’s retail clients, and look forward to continuing to provide the high level of customer service that dbFX customers have come to expect,” said Glenn Stevens, chief executive officer, GAIN Capital. “One of the reasons we decided to go public was to selectively pursue attractive acquisition opportunities that would complement our business and enhance value to all parties. We believe this transaction does exactly that.”

dbFX clients will now be able to enjoy the benefits of trading through FOREX.com, GAIN’s award winning retail division.

Zar Amrolia, global head of foreign exchange at Deutsche Bank, said “Having developed dbFX into one of the world’s most successful online foreign exchange providers for retail clients, we believe now is the right time to set the business on a course for further growth under the ownership of an online retail specialist. We will work with GAIN Capital to ensure a seamless transition.”

Deutsche Bank remains the world’s largest provider of foreign exchange to institutional and corporate clients.

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About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE:GCAP) is a global provider of online trading services. GAIN’s innovative trading technology provides market access and highly automated trade execution services across multiple asset classes, including foreign exchange (forex or FX), contracts for difference (CFDs) and exchange-based products, to a diverse client base of retail and institutional investors. A pioneer in online forex trading, GAIN Capital operates FOREX.com®, one of the largest and best-known brands in the retail forex industry. GAIN’s other businesses include GAIN GTX, a fully independent FX ECN for hedge funds and institutions, and GAIN Securities, Inc. (member FINRA/SIPC) a licensed U.S. broker-dealer.

GAIN Capital and its affiliates have offices in New York City; Bedminster, New Jersey; London; Sydney; Hong Kong; Tokyo; Singapore; and Seoul. For company information, visit www.gaincapital.com.

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All trade names are the property of their respective owners.